Exhibit 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation

SIS Capital Corp.	Delaware
Premier P.E.T. Imaging International, Inc.	Delaware
Premier P.E.T. Imaging of Wichita, LLC	Kansas
Premier P.E.T. Imaging of New Jersey, LLC	New Jersey
Morris County PET Management LLC	New Jersey
Hialeah PET Management LLC	Florida
Suffolk PET Management LLC	New York
Premier PET Imaging of Jacksonville, LLC	Florida
Premier PET Imaging of Tamarac, LLC	Florida
Premier Oncology, Inc.	Delaware

There are no other subsidiaries with significant operations or liabilities.